                   PRICING SUPPLEMENT, DATED APRIL 15, 1999
                  TO PROSPECTUS SUPPLEMENT DATED MAY 23, 1997
                       TO PROSPECTUS DATED MAY 22, 1997


                                 POPULAR, INC.
                          MEDIUM-TERM NOTES, SERIES 3
              DUE FROM NINE MONTHS TO 30 YEARS FROM DATE OF ISSUE


PRINCIPAL AMOUNT ..................... $200,000,000

ORIGINAL ISSUE DATE .................. April 21, 1999

MATURITY DATE ........................ April 30, 2001

GLOBAL SECURITY ...................... Yes

INTEREST RATE PER ANNUM .............. 6.20%

INTEREST RATE BASIS .................. Fixed

INTEREST PAYMENT DATES ............... April 30 and October 30 of each year and at maturity, commencing on October 30,
                                       1999.

CUSIP NUMBER ......................... 73317PAD1


                               Price to       Underwriting          Proceeds
                               Public(1)      Discount(2)       to Company(1)(3)
                               ---------      ------------      ----------------
Per Note ...................   100.00%           .25%                99.75%
Total ...................... $200,000,000      $500,000            $199,500,000

----------------------

(1) Plus accrued interest from April 21, 1999, if any.
(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.
(3) Before deducting other expenses payable by the Company estimated to be $100,000.00

                                 ------------

The Notes offered hereby are offered by the several Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the Notes will be ready for delivery in New York, on or about April 21, 1999, against payment therefor in immediately available funds.

                                 ------------

MERRILL LYNCH & CO.

                             CHASE SECURITIES INC.

                                                     CREDIT SUISSE FIRST BOSTON

                                USE OF PROCEEDS

The proceeds from the issuance of the Note to which this Pricing Supplement relates will be used for general corporate purposes, including investments in/or extensions of credit to its existing and future subsidiaries, for the acquisition of other banking and financial institutions and repayment of outstanding borrowings.

                                  UNDERWRITING

Subject to the terms and conditions set forth in a terms agreement (the "Terms Agreement") among Popular, Inc., (the "Company") Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse First Boston Corporation and Chase Securities Inc. (the "Underwriters"), the Company has agreed to sell to the Underwriters, and the Underwriters have severally agreed to purchase, the respective principal amount of Notes set forth after their names below. The Terms Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the Notes if any are purchased.


                   Underwriter                         Principal Amount
                   -----------                         ----------------


Merrill Lynch, Pierce, Fenner & Smith Incorporated...     $104,000,000
Chase Securities Inc. ...............................       48,000,000
Credit Suisse First Boston Corporation...............       48,000,000
                                                          ------------
            Total....................................     $200,000,000
                                                          ============

The Underwriters have advised the Company that they propose initially to offer the Notes to the public at the public offering price set forth on the cover page of this Pricing Supplement and to certain dealers at such price less a concession not in excess of .15% of the principal amount of the Notes. The Underwriters may allow and such dealers may reallow, a discount not in excess of .125% of the principal amount of the Notes to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

The Underwriters and certain of their affiliates and associates are customers of, including borrowers from, engage in transactions with and/or perform services for, the Company and its subsidiaries in the ordinary course of business. Also, in the ordinary course of their respective businesses, affiliates of the Underwriters engage, and may in the future engage, in commercial banking and investment banking transactions with the Company and its subsidiaries. Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse First Boston have performed investment banking services for the Company in the last six years and have received fees in connection therewith. Chase Securities Inc. was named selling agent effective May 22, 1997.